SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): May 29, 2006

EUPA International Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-26539 (Commission File Number)	88-0409450 (I.R.S Employer Identification No.)
89 San Gabriel Boulevard
Pasadena, CA 91107
(Address of principal executive offices) (Zip Code)
(626) 793-2688
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Agreements
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6
EX-99.7

Item 1.01. Material Agreements
On May 29, 2006, EUPA International Corporation (the “Company”) entered into a line of credit (the “Loan”) in the principal amount of $3,000,000 pursuant to a business loan agreement (the “Loan Agreement”) with ChinaTrust Bank (U.S.A.) (“ChinaTrust”), which is secured by all of the Company’s assets. The Company has also executed (i) a promissory note (the “Promissory Note”) evidencing the Loan, (ii) a security agreement (the “Security Agreement”) granting ChinaTrust a security interest in the Company’s inventory, chattel paper, accounts, equipment and general intangibles, and (iii) three deeds of trust (the “Deeds of Trust”) granting to ChinaTrust security interests in the Company’s real property, to secure the Company’s obligations under the Loan. The Promissory Note has a one-year term maturing on May 28, 2007. The Promissory Note bears interest at a variable rate based on the 6 month LIBOR plus a margin of 1.25%. The interest rate may not be adjusted more than once in each 6 month period. The initial interest rate is 6.39%. The Company intends to use amounts borrowed under the Loan to finance the repurchase of shares of the Company’s common stock and pay related fees and expenses in the reverse stock split discussed in Item 8.01 below.
The Loan documents contain affirmative covenants, including payment of obligations and compliance with applicable law, and negative covenants, including limitations on the creation of additional indebtedness, continuity of business operations and ability of the Company to sell or transfer the assets. The Loan documents contain customary events of default including nonpayment of principal, interest or other amounts, inaccuracy of representations and warranties, violation of covenants, default under other indebtedness, occurrence of bankruptcy and other insolvency events and change of control. Tsann Kuen Enterprise Co., Ltd., a corporation organized and existing in the Republic of China and owner of approximately 69.1% of the Company’s capital stock will guarantee all draws made on the Loan.
The foregoing descriptions of the Loan documents, do not purport to be complete and are qualified in their entirety by reference to the text of the applicable agreement, copies of which are filed as Exhibit 99.1, 99.2, 99.3, 99.4, 99.5 and 99.6 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this current Report is hereby incorporated by reference into this Item 2.03.
Item 8.01. Other Events
On June 1, 2006, the Company filed a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission (the “SEC”) describing a “going private” transaction. The “going private” transaction includes a 1 for 9,999 reverse stock split (the “Split”) of the Company’s common stock and a reduction in the authorized capital stock of the Company from 25,000,000 shares of common stock to approximately 2,500 shares of common stock for the principal purpose of terminating the Company’s status as a reporting company under the federal securities laws. If the transaction is consummated, the Company intends to accomplish this purpose by reducing the number of holders of record of the common stock to less than 500 by cashing out the fractional shares that are expected to result from the Split so that the Company will be eligible to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended. After the registration of the Company’s common stock is terminated, the Company will then no longer be required to file periodic reports and other information with the SEC.
Following any review by the SEC, the Company plans to disseminate an information statement to its stockholders and amend its Articles of Incorporation with the Nevada Secretary of State. The Company is unable to determine the exact effective date of the Split at this time. Although the Company’s board of directors has approved the Split, the board of directors, in its sole discretion, reserves the right to abandon the Split prior to its effective date if it determines that abandoning the Split is in the best interests of the Company.
In the Split, stockholders will receive one share of common stock for each 9,999 shares of common stock they hold immediately before the effective date of the Split. As a result of the Split, stockholders who own fewer than 9,999 shares of common stock, or who would own fractional shares of common stock after the Split, will receive $0.40 for each share held by them before the Split that would otherwise become fractional shares as a result of the Split. Stockholders who receive cash in lieu of fractional shares will be entitled to dissenters’ rights for the “fair value” of their fractional share under Nevada law.

Attached hereto as Exhibit No. 99.7 and incorporated herein by reference is a copy of the Company’s press release issued today announcing the “going private” transaction.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Business Loan Agreement dated May 29, 2006

99.2	Promissory Note dated May 29, 2006

99.3	Security Agreement dated May 29, 2006

99.4	Deed of Trust dated May 29, 2006

99.5	Deed of Trust dated May 29, 2006

99.6	Deed of Trust dated May 29, 2006

99.7	Press Release dated June 1, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2006	EUPA INTERNATIONAL CORPORATION

By /s/ Yuan-Chung Tsai
Yuan-Chung Tsai
President and Chief Executive Officer